Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Wheeler Real Estate Investment Trust, Inc. and Subsidiaries

Virginia Beach, Virginia

We hereby consent to the incorporation by reference in the Registration Statement on Form S-11 of our report, dated March 5, 2026, relating to the consolidated financial statements and consolidated financial statement schedules of Wheeler Real Estate Investment Trust, Inc. and its subsidiaries (the “Company”), as of December 31, 2025 and 2024, and for each of the years in the two-year period ended December 31, 2025, each of which appears in the Company’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 5, 2026, and to the reference to our firm under the heading “Experts”.

/s/ Cherry Bekaert LLP

Virginia Beach, Virginia

August 28, 2026